DEAN HELLER Secretary of State 206 North Carson Street Carson City, Nevada 89701-4298 (775) 684 5708 Website: secretaryofstate.biz	Entity # C18981-1998 Document Number: 20060019651-00 Date Filed: 1/13/2006 11:10:48 AM In the office of Dean Heller Dean Heller Secretary of State

Certificate to Accompany Restated Articles (PURSUANT TO NRS)

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles for Limited-Liability Companies, Certificates of
Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

WORLDBID CORPORATION

2. The articles are being ☐ Restated or ☒ Amended and Restated (check only one). Please entitle your attached articles ''Restated'' or ''Amended and Restated,'' accordingly.

3. Indicate what changes have been made by checking the appropriate box.*

☐	No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐	The entity name has been amended.

☐	The resident agent has been changed. (attach Certificate of Acceptance from new resident agent)

☐	The purpose of the entity has been amended.

☒	The authorized shares have been amended.

☐	The directors, managers or general partners have been amended.

☐	IRS tax language has been added.

☐	Articles have been added.

☒	Articles have been deleted.

☐	Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

* This form is to accompany Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles or certificates

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.	Nevada Secretary of State AM RESTATED 2003
Revised on: 10127/03

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AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

WORLDBID CORPORATION

          The undersigned hereby adopts as its chartering document these Restated Articles of Incorporation:

          1. Name. The name of the Corporation shall be:

WORLDBID CORPORATION

          2. Purpose. The nature of the business, objects, and purposes to be transacted, promoted, and carried out by the Corporation shall be: To engage in any lawful activity within or without the State of Nevada.

          3. Term. The Corporation shall have perpetual existence.

          4. Capitalization. The aggregate number of shares which the Corporation shall have authority to issue is SIX HUNDRED MILLION (600,000,000) shares, of which FIVE HUNDRED MILLION (500,000,000) shares will be Common Stock with a par value of $0.001, and ONE HUNDRED MILLION (100,000,000) shares will be Preferred Stock with a par value of $0.001. The Common and/or Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

The Preferred Stock may be divided into and issued in series. The Board of Directors of the Corporation is authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation is authorized, within any limitations prescribed by law and this Article, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of Preferred Stock including but not limited to the following:

(a)	The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	The amount payable upon shares in the event of voluntary or involuntary liquidation;

(d)	Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(e)	The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(f)

Voting powers, if any, provided that if any of the Preferred Stock or series thereof shall have voting rights, such Preferred Stock or series shall vote only on a share for share basis with the Common Stock on any matter, including but not limited to the election of directors, for which such Preferred Stock or series has such rights; and

(g)

Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as the Board of Directors of the Corporation may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

The Corporation shall not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of Common Stock or other class of stock junior to the Preferred Stock as to dividends or upon liquidation) in respect of Common Stock, or other class of stock junior to the Preferred Stock, nor shall it redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of Preferred Stock for the current period (and in the case of cumulative dividends, if any, payable to holders of Preferred Stock for the current period and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payment, in accordance with the terms of the Preferred Stock, as fixed by the Board of Directors.

In the event of the liquidation of the Corporation, holders of Preferred Stock shall be entitled to receive, before any payment or distribution on the Common Stock or any other class of stock junior to the Preferred Stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such Preferred Stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such Preferred Stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets of the Corporation, nor any consolidation or merger of the Corporation, shall be deemed to be a liquidation for the purposes of this Article.

          5. Assessments. The capital stock, after the amount of the subscription price has been fully paid, shall not be subject to assessment for any purpose whatsoever.

          6. Directors. The governing board of the Corporation shall be styled “Directors”, and the first Board shall be one (1) in number. The number of directors shall not be reduced to fewer than one, and may, at any time or times, be increased or decreased in such manner as provided in the By-Laws of the Corporation.

          7. Election of Directors. At all elections of directors of the Corporation, each stockholder possessing voting power is entitled to cast one vote per share held for each director being elected. There shall be no cumulative voting.

          8. Powers of Directors. In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(a)	To make, alter, amend and rescind the By-Laws of the Corporation.

(b)	To fix the amount to be reserved as working capital.

(c)	To fix the times for the declaration and payment of dividends.

(d)	To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

(e)

To sell, assign, transfer or otherwise dispose of the property of the Corporation as an entirety with the consent in writing or pursuant to the affirmative vote of the holders of a majority of the stock issued and outstanding, at a stock-holders’ meeting duly called for that purpose.

(f)

To sell, assign, transfer, lease and in any lawful manner dispose of such portions of said property as the Board of Directors shall deem advisable, and to use and apply the funds received in payment therefore to the surplus account for the benefit of the Corporation, or the payment of dividends or otherwise; provided that a majority of the whole Board concur therein, and further provided that the capital stock shall not be decreased except in accordance with the laws of Nevada.

(g)

By a resolution passed by a majority of the whole Board, under suitable provision of the By-Laws, to designate two or more of their numbers to constitute an executive committee, which committee shall have and exercise any and all of the powers of the Board of Directors which may be lawfully delegated in the management of the business and affairs of the Corporation, and shall have the authority to cause the seal of the Corporation to be affixed to all papers which may require it.

(h)

To determine from time to time whether (and if allowed, under what conditions and regulations) the accounts and books of the Corporation (other than the books required by law to be kept at the principal office of the Corporation in Nevada), or any of them shall be open to the inspection of the stockholders, and the stockholders’ rights in this respect are and shall be restricted or limited accordingly.

          9. Liability of Directors and Officers. An officer or director of the Corporation shall have no personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as an officer or director except for (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of the law and (b) the payment of dividends in violation of N.R.S. 78.300.

          10. Indemnification of Officers and Directors. Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorney’s fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification which such directors, officers, or representatives may have or hereafter acquire shall extend to all actions undertaken on behalf of the Corporation; and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-Laws, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Articles.

          Without limiting the application of the foregoing, the Board of Directors may adopt By-Laws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the laws of the State of Nevada and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

          11. Amendment. The Corporation reserves the right to amend, alter or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 58.0%

OFFICER’S SIGNATURE

          The undersigned, President of the Corporation, for the purpose of restating the Articles of Incorporation for Worldbid Corporation, hereby makes, files and records this Amended and Restated Articles of Incorporation and certifies that it is the act and deed of the Corporation and that the facts stated herein are true.

/s/ Logan B. Anderson
LOGAN B. ANDERSON